UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K/A
Amendment No. 1
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2011

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 15, 2011, United Insurance Holdings Corp. (the “Company” or “United”) filed with the Securities and Exchange Commission a Current Report on Form 8-K under Item 5.02 (the “Original Report”) to report, among other things, that Donald Cronin advised the Board of his desire to retire at the end of the 2011 hurricane season, or at such earlier time as his successor is identified. This Amendment No. 1 to the Original Report updates and supplements such previously reported information.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2011, the Company and Mr. Cronin entered into an employment and advisor agreement (the “Agreement”), which provides that Mr. Cronin will remain in his position as Chief Executive Officer of the Company until the earlier of May 1, 2012, or the appointment of his successor. While serving as the Company's Chief Executive Officer, Mr. Cronin will continue to receive his current base salary and benefits, which have not been adjusted from amounts reported in the Company's SEC filings for its 2010 fiscal year. During this period, Mr. Cronin will also be eligible to receive discretionary bonuses, if any, paid to senior management of the Company. After January 1, 2012, if Mr. Cronin relocates his primary residence outside the State of Florida, United will reimburse Mr. Cronin for reasonable travel expenses incurred by him to perform his duties as the Company's Chief Executive Officer.

The Agreement further provides that United will retain Mr. Cronin's services as a consultant and advisor for a period of 24 months after he ceases to serve as the Company's Chief Executive Officer. Mr. Cronin will receive an amount equal to his current base salary plus benefits, as described above, as compensation for performing such services. Mr. Cronin may terminate the Agreement for any reason upon 30 days advance written notice. United may terminate the Agreement for cause upon 30 days advance written notice. The Agreement also contains provisions restricting Mr. Cronin's ability to compete with the Company or solicit its employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

November 14, 2011	By:	/s/ Donald J. Cronin
Donald J. Cronin, President and Chief Executive Officer (principal executive officer and duly authorized officer)